Exhibit 10.19

DISTRIBUTOR AGREEMENT

This distributor agreement (“Agreement”) is made and entered into this October 3rd, 2005 by and between MaxLinear, Inc., having its principal place of business at 1900 Wright Place, Suite 120, Carlsbad, CA92008, U.S.A. (“MaxLinear”) and Tomen Electronics Corporation, having its principal place of business at 8-27, Kohnan 1-Chome, Minato-ku, Tokyo 108-8510, Japan (“Tomen”) (each individually “Party” and collectively “Parties”)

WITNESSETH:

WHEREAS, MaxLinear is engaging in design and manufacture of certain semiconductor products;

WHEREAS, Tomen is engaged in the trading business of various semiconductors and other related products;

WHEREAS, the Parties desire to work cooperatively for marketing and sale of the products of MaxLinear and executed the memorandum of understanding dated March 31, 2005; and

WHEREAS, The Parties desire to execute this Agreement so that MaxLinear appoints Tomen as a distributor of the products of MaxLinear.

NOW, THEREFORE, in consideration of the mutual premises, covenants and conditions contained herein, it is hereby agreed as follows:

1.	APPOINTMENT
1.1	Appointment:

Subject to the terms and conditions hereof, MaxLinear hereby appoints Tomen as a non-exclusive distributor of all the products of MaxLinear (“Products”) in Japan (“Territory”) to customers who intend to purchase the Products from Tomen (“Customer” collectively) and Tomen hereby accepts such appointment.

1.2	Distribution out of Territory:

In the event that Customer decides to procure the Products out of the Territory, Tomen shall be entitled to sell and/or deliver the Products to such Customer, its subsidiary, affiliate, subcontractor, OEM or EMS company designated by Customer out of the Territory directly or indirectly through Tomen’s subsidiaries or affiliates.

2.	RESPONSIBILITIES OF TOMEN
2.1	Sales Promotion:

Tomen shall use its reasonable effort to aggressively promote the sale and distribution of the Products in the Territory.

2.2	Logistics:

Subject to the terms and conditions herein, Tomen shall undertake all shipment and logistics works in connection with the Products.

2.3	Reports:

Tomen shall submit the following data to MaxLinear every month by the date to which the Parties mutually agree upon:

(a)	The amount of sale
(b)	The rolling forecast for six (6) months
(c)	Inventory status

3.	TRADEMARKS

Subject to the terms and conditions hereof, MaxLinear grants Tomen a non-exclusive, royalty-free right to use MaxLinear’s trademarks, trade names and logos (“Trademarks” collectively) on the Products solely for the sale and promotion of the Products in the Territory. All representations of MaxLinear’s Trademarks that Tomen intends to use will first be submitted to MaxLinear for approval (which will not be unreasonably withheld) of design, color, and other details, or will be exact copies of those used by MaxLinear. Tomen will fully comply with all guidelines, if any, communicated by MaxLinear concerning the use of the Trademarks. MaxLinear may modify any of the Trademarks, or substitute an alternative mark for any of Trademarks, upon 30 days prior notice to Tomen. Tomen will not alter or remove any of the Trademarks affixed to or otherwise contained on or within the MaxLinear Products. All uses of the Trademarks and related goodwill will inure solely to MaxLinear and Tomen will obtain no rights or goodwill with respect to any of the Trademarks, other than as expressly set forth in this Agreement, and Tomen irrevocably assigns to MaxLinear all such right, title, interest, and good will, if any, in any of the Trademarks. At no time during or after the term of this Agreement will Tomen challenge or assist others to challenge the Trademarks (except to the extent expressly required by applicable law) or the registration thereof or attempt to register any of the Trademarks or marks or trade names that are confusingly similar to those of MaxLinear. Upon termination of this Agreement, Tomen will immediately cease to use all the Trademarks and any listing by Tomen of MaxLinear’ name in any telephone book, directory, public record, or elsewhere, must be removed by Tomen as soon as possible, but in any event not later than the subsequent issue of such publication. Tomen agrees and acknowledges that MaxLinear is the owner of the Trademarks and that Tomen shall not act inconsistent with such ownership. MaxLinear and Tomen will enter into registered user agreements with respect to the Trademarks pursuant to applicable trademark law requirements in the country in which a Product is distributed.

4.	ORDERS
4.1	Orders:

Orders issued by Tomen shall be subject to acceptance by MaxLinear, however, such acceptance shall not be unreasonably withheld. In the event that MaxLinear’s acceptance of Tomen’s order is not given within five (5) business days from MaxLinear’s receipt of such order, Tomen’s order shall be deemed accepted by MaxLinear.

4.2	Rescheduling:

Time and again in respect of each purchase order, giving a written notice to MaxLinear at least sixty (60) calendar days prior to the expected date of shipment of the Products, Tomen may reschedule the delivery date without any charge or penalty.

4.3	Cancellation:

Giving a written notice to MaxLinear at least sixty (60) calendar days prior to the expected date of shipment of the Products, Tomen may cancel any purchase orders for the Products in whole or part thereof without any charge or penalty.

4.4	Stock Rotation:

After the end of each six (6) month period, which shall begin on the effective date of this Agreement and during the term of this Agreement, Tomen shall be entitled to return a quantity of any of the Products in its inventory to MaxLinear for credit, provided that total amount of credit during such six (6) month period shall not exceed *** percent (***%) of the amount of purchase of the Products purchase during such six (6) month period. The unit prices of the Products at the time of payment to MaxLinear shall be used for credit without any deduction.

5.	PRICES AND PAYMENT
5.1	Prices:

The currency of prices of the Products shall be US Dollars. Prices shall be based on Ex-Works (EXW) factory designated by MaxLinear in accordance with INCOTERMS2000 published by International Chamber of Commerce.

5.2	Price Change:

MaxLinear reserves the right to change the prices of the Products, provided that MaxLinear gives Tomen a written notice at least sixty (60) calendar days prior to change.

5.3	Price Protection:

In the event that MaxLinear decreases the general market unit price of any Products which are purchased by Tomen and which have not yet been sold to Customer (“Standard Unit Price”), Tomen shall be entitled to credit the amount which is equivalent to difference between (a) the Standard Unit Price at which Tomen purchased the Products from MaxLinear and (b) the Standard Unit Price decreased, multiplied by the quantity of the Products already in Tomen’s inventory, in transit and/or in the backlog at the time of decrease of the Standard Unit Price.

5.4	Ship & Debit:

In the event that MaxLinear decreases the unit price of any Products for Tomen’s certain customers (“Discount Unit Price”) but MaxLinear does not decrease Standard Unit Price, Tomen shall be entitled to credit the amount which is equivalent to difference between (a) Standard Unit Price and (b) Discount Unit Price multiplied by the quantity of the Products shipped to certain Customer.

5.5	Payment Terms:

Payment shall be made in US Dollars by Tomen to MaxLinear’s designated bank account by means of T/T remittance within thirty (30) calendar days from date of shipment of the Products.

***Indicates that confidential treatment has been sought for this information

6.	DELIVERY

Unless otherwise agreed upon between the Parties, shipment of the Products shall be made based on Ex-Works (EXW) factory designated by MaxLinear in accordance with INCOTERMS2000 published by International Chamber of Commerce. Title to the Products shall pass from MaxLinear to Tomen when the Products are delivered to Tomen or its carrier agent at the factory designated by MaxLinear.

7.	MODIFICATION / DISCONTINUATION

In the event that MaxLinear intends to modify the Products in whole or part or discontinue the manufacture of the Products, MaxLinear shall submit a written notice to Tomen at least five (5) months prior to the modification or discontinuation and allow Tomen to place a last time purchase order.

Upon modification or discontinuation of any of the Products, Tomen shall be entitled to return a quantity of the modified or discontinued Products to MaxLinear for credit. The unit prices of the Products at the time of payment to MaxLinear shall be used for credit without any deduction.

8.	WARRANTY
8.1	Warranty and Disclaimer:

For a period of twelve (12) months after delivery of the Products from MaxLinear to Tomen (“Warranty Period”), MaxLinear warrants that the Products under satisfactory storage conditions as directed by MaxLinear or normal use and without modification shall conform to MaxLinear’s specifications or other documentation in relation to the Products and shall be free from defects in design, material and workmanship. Except for this warranty, MaxLinear makes no representations or warranties and specifically disclaims all implied warranties, including the implied warranties of merchantability, fitness for a particular purpose, title, and noninfringement.

8.2	Remedies:

If any Product fails to the conform to the Warranty in Section 8.1 during the applicable Warranty Period, as its sole remedy, and MaxLinear’s sole liability, Tomen shall be entitled to return such defective or non-conforming Products during the applicable Warranty Period to MaxLinear for refund, repair or replace in accordance with MaxLinear’s standard procedures at MaxLinear’s sole expense.

8.3	Indemnity:

MaxLinear shall, at its own expense, indemnify and hold harmless Tomen and Customers from and against any and all claims, losses, damages and related expenses of any kind (including, but not limited to, expenses of investigation, recall and legal counsel) for injury to or death of any person or property damage or any other losses and damages suffered or alleged suffered by Tomen and/or Customers arising out of or in connection with any faulty design, workmanship or manufacturing or a breach of MaxLinear’s strict liability.

9.	INTELLECTUAL PROPRIETARY RIGHTS
9.1	Intellectual Property Rights:

MaxLinear represents and warrants that neither the entire Products nor any part thereof shall infringe any third parties’ patent, utility model, design, trademark, copyright, mask work right or any other intellectual property rights in the Territory and any other countries and areas. MaxLinear’s sole liability, and Tomen’s sole remedy, for breach of this warranty will be performance of the indemnification obligations in Section 9.2.

9.2	Indemnity and Remedies:

MaxLinear shall, at its own expense, indemnify and hold harmless Tomen and Customer from and against any and all claims, losses, damages and related expenses of any kind (including, but not limited to, expense of investigation, recall and legal counsel) caused by, due or relating to any actual or alleged infringement of any patent, trademark, utility model, design, mask-work right, copyright or any other intellectual property rights in connection with the Products in whole or part.

10.	TERM AND TERMINATION
10.1	Term:

This Agreement shall continue in full force and effect for a period of one (1) year from the date and year first above written. Thereafter, this Agreement may be automatically extended for additional successive period of one (1) year each, unless either Party notifies the other Party of its intention to the contrary in writing at least three (3) months prior to the date of expiration of original term or any extension hereof.

10.2	Events Causing Termination:

Either Party (“Terminating Party”) may, giving written notice to the other Party, forthwith terminate this Agreement in the event that:

(a)	the other Party fails to perform any of its material obligations under this Agreement and does not rectify the failure within fifteen (15) calendar days after receipt of notice by the Terminating Party stating the failure; or

(b)	a proceeding in insolvency, bankruptcy, winding up or any other similar procedure is initiated or threatened by or against the other Party or receiver or a trustee is appointed over all or a material part of the business or assets of the other Party.

Expiration or termination of this Agreement shall not relieve any Party from any liability to the other Party existing on the date of expiration or termination of this Agreement unless waived in writing by mutual agreement of the Parties. Section 8, 9, 10, and 11 shall survive the expiration or termination of this Agreement.

11.	MISCELLANEOUSNESS
11.1	Confidential Information:

MaxLinear and Tomen acknowledge that, in the course of dealings between the Parties, each Party will acquire information about the other Party, its business activities and operations, its technical information and trade secrets, of a highly confidential and proprietary nature. Each Party shall hold the other Party’s information which is (i) expressly marked as “CONFIDENTIAL” or “PROPRIETARY” in writing, and/or (ii) disclosed other than in tangible form and confirmed as the confidential information in writing by the Parties within thirty (30) calendar days from the date of the disclosure and/or (iii) reasonably understood because of legends or other markings, the circumstances of disclosure, or the nature of the information itself to be confidential to the disclosing party or a third party, in strict confidence and shall not reveal the same, except for any information which is: generally available to or known to the public; in the possession of it at the time of disclosure under this Agreement; independently developed by it outside the scope of this Agreement; or lawfully disclosed by or to a third party or tribunal. The confidential information of each Party shall be safeguarded by the other Party to the same extent that it safeguards its own confidential materials or data relating to its own business. This obligation of confidentiality will remain effective for three (3) years after termination for any reason whatsoever of this Agreement or any extension thereof.

11.2	Entire Agreement:

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments, writings and all other communications between the Parties, both oral and written. This Agreement may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized representative of each of the Party.

11.3	Arbitration:

All disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement shall be finally settled by The State of California. The award thereof shall be final and binding upon the Parties.

11.4	Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of The State of California.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by its authorized representatives as of the date and year first above written.

MaxLinear, Inc.	Tomen Electronics Corporation

/s/ Brendan Walsh	/s/ Toshio Mashimo
By: Brendan Walsh	By: Toshio Mashimo

Title: VP, Business Development	Title: President